CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Enhanced Trigger Jump	$5,199,960	$709.27
Securities due 2017

January 2013 Pricing Supplement No. 538 Registration Statement No. 333-178081 Dated January 30, 2013 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. and International Equities
Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017
The Enhanced Trigger Jump Securities, which we refer to as the securities, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on the performance of a basket composed of the S&P 500® Index, the Russell 2000® Index, shares of the iShares® MSCI Emerging Markets Index Fund, shares of the iShares® MSCI EAFE Index Fund and shares of the iShares® FTSE China 25 Index Fund as of the valuation date.  If the final basket value is above 70% of the initial basket value on the valuation date, you will receive, in addition to the principal, a return based on the greater of the basket percent change and the specified fixed percentage.  However, if the final basket value is at or below 70% of the initial basket value on the valuation date, the payment at maturity will be solely based on the basket percent change and, therefore, you will be fully exposed to the negative performance of the basket as of the valuation date.  The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the final basket value is above the specified downside threshold value.  The payment at maturity will be significantly less than the stated principal amount and could be zero.  The securities are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,199,960
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	January 30, 2013
Original issue date:	February 4, 2013 (3 business days after the pricing date)
Maturity date:	February 6, 2017
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P 500® Index (the “SPX Index”)	SPX	40%	1,501.96	0.002663187
	Russell 2000® Index (the “RTY Index”)	RTY	20%	896.91	0.002229878
	iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	10%	$44.13	0.022660322
	iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	20%	$59.20	0.033783784
	iShares® FTSE China 25 Index Fund (the “FXI Shares”)	FXI	10%	$41.60	0.024038462

We refer to the EEM Shares, the EFA Shares and the FXI Shares, collectively, as the underlying shares, the SPX Index and the RTY Index as the underlying indices and, together with the underlying shares, as the basket components.  Bloomberg ticker symbols are being provided for reference purposes only.

Payment at maturity:	$10 + basket return amount. This payment may be greater than, equal to or less than the stated principal amount.
Basket return amount:
If the final basket value is greater than the downside threshold value, the basket return amount will equal:
$10 × [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the final basket value is less than or equal to the downside threshold value, the basket return amount will equal:
$10 × the basket percent change
In this scenario, the payment at maturity will be significantly less than the stated principal amount and could be zero.  There is no minimum payment at maturity on the securities.

Fixed percentage:	16.32% per security
Basket value:
The basket value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of each of the underlying indices, the index closing value as published by the index publisher.  In the case of each of the underlying shares, the closing price of one underlying share times the applicable adjustment factor.

Downside threshold value:	7, which is 70% of the initial basket value
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
	Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)		Proceeds to issuer
Per security	$10	$0.30		$9.70
Total	$5,199,960	$155,998.80		$5,043,961.20
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest” on page 25.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for LASERS.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for LASERS dated August 17, 2012           Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms continued from previous page:
Basket percent change:	(final basket value – initial basket value) / initial basket value
Initial basket value:
10, which is equal to the sum of the products of (i) the index closing value or share closing price, as applicable, of each basket component on the pricing date and (ii) the multiplier for such basket component on the pricing date, each as set forth in the table under “Basket—Initial basket component value” above

Final basket value:	The basket value on the valuation date.
Multiplier:
The initial multiplier for each basket component was set on the pricing date based on such basket component’s respective initial basket component value, so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the securities.  See “Basket—Multiplier” above.

Adjustment factor:	With respect to each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
Valuation date:	February 1, 2017, subject to adjustment for index non-business days, non-trading days and certain market disruption events
CUSIP:	61761M342
ISIN:	US61761M3429
Listing:	The securities will not be listed on any securities exchange.

Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

Investment Summary

Enhanced Trigger Jump Securities

The Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017 (the “securities”) can be used:

▪	To gain exposure to worldwide equity markets

▪
To provide limited protection against loss and potentially outperform the basket for a certain range of positive performance of the basket due to the fixed percentage if the basket value does not decline to or below 70% of the initial basket value, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of a basket composed of the S&P 500® Index, the Russell 2000® Index, shares of the iShares® MSCI Emerging Markets Index Fund, shares of the iShares® MSCI EAFE Index Fund and shares of the iShares® FTSE China 25 Index Fund, but have a fixed percentage minimum return payable at maturity if the basket value is greater than the downside threshold value on the valuation date.  There is no minimum payment at maturity on the securities.

Maturity:	Approximately 4 years
Fixed percentage:	16.32% per security
Downside threshold value:	7, which is 70% of the initial basket value
Maximum payment at maturity:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This approximately 4-year investment offers a potential return at maturity based on full participation in the increase or decrease in the basket value as of the valuation date and limited protection from loss if the final basket value is greater than 70% of the initial basket value, which we refer to as the downside threshold value.

Upside Scenario
The final basket value is greater than the downside threshold value and, at maturity, the securities pay the stated principal amount of $10 plus $10 times the greater of (i) the basket percent change and (ii) the fixed percentage of 16.32%.

Downside Scenario
The final basket value is less than or equal to the downside threshold value and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the basket value on the valuation date, as compared from the initial basket value.  This amount will be significantly less than the $10 stated principal amount and could be zero.  There is no minimum payment at maturity on the securities and accordingly, investors may lose their entire initial investment in the securities.

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10
Downside threshold value:	70% of the initial basket value
Fixed percentage:	16.32%

How it works

¡
Upside Scenario. If the final basket value is greater than the downside threshold value, the investor would receive $10 plus $10 times the greater of (i) the basket percent change and (ii) the fixed percentage of 16.32%.  Under the terms of the securities, an investor would receive a payment at maturity of $11.632 per security if the final basket value has increased by no more than 16.32% from the initial basket value, and would receive $10 plus an amount that represents a 1 to 1 participation in the appreciation of the basket if the final basket value has increased from the initial basket value by more than 16.32%.

¡
Downside Scenario.  If the final basket value is at or below the downside threshold value, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the decline in the final basket value from the initial basket value.  For example, if the final basket value declines by 40% from the initial basket value, the payment at maturity would be $6 per security (60% of the stated principal amount).

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final basket value from the initial basket value, depending on whether or not the final basket value is at or below the downside threshold value.  They are based on the following values:

Stated principal amount:	$10
Initial basket value:	10
Downside threshold value:	7 (70% of the initial basket value)
Fixed percentage:	16.32%

Final Basket Value	Basket Percent Change	Return on Securities	Payment at Maturity
20.00	100.0%	100.0%	$20.00
19.00	90.0%	90.0%	$19.00
18.00	80.0%	80.0%	$18.00
17.00	70.0%	70.0%	$17.00
16.00	60.0%	60.0%	$16.00
15.00	50.0%	50.0%	$15.00
14.00	40.0%	40.0%	$14.00
13.00	30.0%	30.0%	$13.00
12.00	20.0%	20.0%	$12.00
11.632	16.32%	16.32%	$11.632
11.60	16.0%	16.32%	$11.632
11.50	15.0%	16.32%	$11.632
11.00	10.0%	16.32%	$11.632
10.50	5.0%	16.32%	$11.632
10.00	0%	16.32%	$11.632
9.50	-5.0%	16.32%	$11.632
9.00	-10.0%	16.32%	$11.632
8.50	-15.0%	16.32%	$11.632
8.00	-20.0%	16.32%	$11.632
7.10	-29.0%	16.32%	$11.632
7.00	-30.0%	-30.0%	$7.00
6.00	-40.0%	-40.0%	$6.00
5.00	-50.0%	-50.0%	$5.00
4.00	-60.0%	-60.0%	$4.00
3.00	-70.0%	-70.0%	$3.00
2.00	-80.0%	-80.0%	$2.00
1.00	-90.0%	-90.0%	$1.00
0.00	-100.0%	-100.0%	$0

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EXAMPLE 1: The final basket value is above the downside threshold value and has increased from the initial basket value by 60%.  Your return is greater than the fixed percentage-based return, and you will fully participate in the appreciation of the basket.

Hypothetical final basket value	=	16
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(16 – 10) / 10
	=	60%
Basket return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$10 x 60%
	=	$6
Payment at maturity	=	stated principal amount + basket return amount
	=	$16
Payment at maturity = $16

EXAMPLE 2: The final basket value has declined from the initial basket value by 10% but is greater than the downside threshold value.  You receive the fixed percentage-based return.

Hypothetical final basket value	=	9
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(9 – 10) / 10
	=	–10%
Basket return amount	=	stated principal amount x [the greater of (i) basket percent change and (ii) fixed percentage]
	=	$10 x 16.32%
	=	$1.632
Payment at maturity	=	stated principal amount + basket return amount
	=	$11.632
Payment at maturity = $11.632

EXAMPLE 3: The final basket value has declined from the initial basket value by 60% and is below the downside threshold value.  You are fully exposed to the decline in the final basket value from the initial basket value.

Hypothetical final basket value	=	4
Basket percent change	=	(final basket value – initial basket value) / initial basket value
	=	(4 – 10) / 10
	=	–60%
Basket return amount	=	stated principal amount x basket percent change
	=	$10 x (–60%)
	=	–$6
Payment at maturity	=	stated principal amount + basket return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the basket return amount is negative.
	=	$10 + (–$6)
	=	$4
Payment at maturity = $4

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for LASERS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the final basket value is less than or equal to the downside threshold value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the final basket value from the initial basket value.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage if the final basket value is at or below the downside threshold value.  If the final basket value is less than or equal to the downside threshold value, the payment at maturity will solely depend on the final basket value and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 16.32%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the basket value on the valuation date, as compared to the initial basket value.

▪
Changes in the value of one or more of the basket components may offset each other. Price movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of any other basket component may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the valuation date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of one or more of the other basket components.  You can review the historical index closing values or share closing prices for each of the basket components for each calendar quarter in the period from January 1, 2008 through January 30, 2013 in “—Historical Information” and a graph showing historical values for a basket composed of the basket components assuming that the multipliers had been determined so that each basket component would represent its proportionate value of the initial basket value of 10 on January 1, 2008 in “—Basket Overview.”  You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

In addition, there can be no assurance that the final basket value will be above the downside threshold value so that you do not suffer a loss on your initial investment in the securities.

▪
Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of each of the underlying indices can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of the relevant underlying index.  Any of these actions could adversely affect the value of the securities.  In addition, the publisher of each of the underlying indices may discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the securities will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of such index.

▪
The prices of the EEM Shares, EFA Shares and FXI Shares are subject to currency exchange risk.  Because the prices of the EEM Shares, EFA Shares and FXI Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® and the FTSE China 25 Index, respectively, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and

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speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® or the FTSE China 25 Index, as applicable, the prices of the EEM Shares, the EFA Shares and the FXI Shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® or the FTSE China 25 Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® and the FTSE China 25 Index and the United States and other countries important to international trade and finance.

In particular, the component stocks underlying the FTSE China 25 Index are traded in the Hong Kong dollar.  The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar).  From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00.  The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes.  Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate.  If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market.  Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.  In addition, foreign exchange reforms in the People’s Republic of China and the offshore peninsular market may challenge the Hong Kong dollar’s purpose as a store of value.

▪
There are risks associated with investments in securities, such as the securities, linked to the value of foreign (and especially emerging markets) equity securities.  The EEM Shares and the FXI Shares track the performance of the MSCI Emerging Markets IndexSM and the FTSE China 25 Index, respectively, which are linked solely to the value of emerging markets equity securities and the EFA Shares track the performance of the MSCI EAFE Index®, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets IndexSM and the FTSE China 25 Index and that are generally tracked by the EEM Shares and the FXI Shares, respectively, have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The securities are partially linked to the Russell 2000® Index and are therefore subject to risks associated with small-capitalization companies.  The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the basket closing value on the valuation date, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date to less than or equal to the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.

▪
Investing in the securities is not equivalent to investing in the basket components.  Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, Russell 2000® Index, MSCI Emerging Markets IndexSM, MSCI EAFE Index® or FTSE China 25 Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500® Index, Russell 2000® Index, MSCI Emerging Markets IndexSM, MSCI EAFE Index® or FTSE China 25 Index.

▪
Adjustments to any of the underlying shares or to the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® or the FTSE China 25 Index could adversely affect the value of the securities.  The investment advisor to the iShares® MSCI Emerging Markets Index Fund, the iShares® MSCI EAFE Index Fund and the iShares® FTSE China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying indices.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the applicable underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets IndexSM and the MSCI EAFE Index® and FTSE International Limited is responsible for calculating and maintaining the FTSE China 25 Index.  Additionally, the risks explained under “Adjustments to the underlying indices could adversely affect the value of the securities” apply to the share underlying indices as well.

▪
The underlying shares and the share underlying indices are different. The performance of any of the underlying shares may not exactly replicate the performance of the corresponding share underlying index because each of the underlying shares will reflect transaction costs and fees that are not included in the calculation of the corresponding indices tracked by such underlying shares. It is also possible that one or more of the underlying shares may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund, differences in trading hours between the underlying shares and the corresponding share underlying index or due to other circumstances. Additionally, the investment adviser of any of the underlying shares may have

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the corresponding index tracked by such basket components.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the basket components, whether the downside threshold value has been reached, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Morgan Stanley is not affiliated with iShares, iShares Trust, BlackRock Institutional Trust Company, N.A., MSCI Inc. or Standard & Poor’s Financial Services LLC.  We are not affiliated with iShares, iShares Trust, BlackRock Institutional Trust Company, N.A. (“BTC”), MSCI or Standard & Poor’s Financial Services LLC (“S&P”), and they are not involved with this offering in any way.  Consequently, we have no ability to control their actions, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket components.  They have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to them.

▪
Morgan Stanley may engage in business with or involving one or more of iShares®, iShares Trust, BTC, MSCI or S&P without regard to your interests.  We or our affiliates may presently or from time to time engage in business with iShares, iShares Trust, BTC, MSCI or S&P without regard to your interests, including extending loans to, or making equity investments in, one or more of them or their affiliates or subsidiaries, or providing advisory services to one or more of them, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of them.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket components.  These research reports may or may not recommend that investors buy or hold the basket components. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the basket component issuers in our research reports.

▪
You have no shareholder rights.  Investing in the securities is not equivalent to investing in the basket components.  As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket component.

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▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for each of the underlying shares for certain events affecting such underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the basket components or component stocks of the SPX Index, RTY Index, MSCI Emerging Markets IndexSM, MSCI EAFE Index® or FTSE China 25 Index), including trading in the underlying shares or the stocks that constitute the S&P 500® Index, RTY Index, MSCI Emerging Markets IndexSM, MSCI EAFE Index® or FTSE China 25 Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the SPX Index, RTY Index, MSCI Emerging Markets IndexSM, MSCI EAFE Index® or FTSE China 25 Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values, and, therefore, could have increased the values at which the basket components must close on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial basket component values and the multipliers and will determine the final basket component values, the final basket value, whether the final basket value is at or below the downside threshold value, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final basket value upon a reorganization event of a basket component issuer, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed). If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the final basket value has declined to or below the downside threshold value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to

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ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Basket Overview

The basket consists of the S&P 500® Index, the Russell 2000® Index, shares of the iShares® MSCI Emerging Markets Index Fund, shares of the iShares® MSCI EAFE Index Fund and shares of the iShares® FTSE China 25 Index Fund and offers exposure to price movements in the U.S. and international equity markets.

S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Russell 2000® Index.  The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares, Inc., a registered investment company that consists of numerous separate investment portfolios, including the EEM Shares.  Information provided to or filed with the Commission by iShares, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc.  It is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  For additional information about the MSCI Emerging Markets IndexSM, please see the information set forth under “MSCI Emerging Markets IndexSM” in the accompanying index supplement.

iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the EFA Shares.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI.  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI EAFE Index®, please see the information set forth under “MSCI EAFE Index®” in the accompanying index supplement.

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iShares® FTSE China 25 Index Fund.  The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares Trust, a registered investment company.  iShares Trust consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

FTSE China 25 Index.  The FTSE China 25 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange.  For additional information about the FTSE China 25 Index, please see the information set forth under “FTSE China 25 Index” in the accompanying index supplement.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares Trust and iShares, Inc. from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust, iShares, Inc. or any of the underlying shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust, iShares, Inc. or any of the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust, iShares, Inc. or any of the underlying shares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust and iShares, Inc.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust and iShares, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of iShares Trust and iShares, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of S&P and have been licensed for use by Morgan Stanley. For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The securities are not sponsored, endorsed, sold, or promoted by S&P, Russell Investments or BTC.  S&P, Russell Investments and BTC make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  S&P, Russell Investments and BTC have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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Information as of market close on January 30, 2013:

Basket Component Information as of January 30, 2013
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	1,501.96	1,313.01	1,507.84 (on 1/29/2013)	1,278.04 (on 6/1/2012)
RTY Index	RTY	896.91	792.38	907.31 (on 1/29/2013)	737.24 (on 6/4/2012)
EEM Shares	EEM	$44.13	$41.75	$45.23 (on 1/2/2013)	$36.69 (on 6/1/2012)
EFA Shares	EFA	$59.20	$51.87	$59.20 (on 1/30/2013)	$46.55 (on 6/1/2012)
FXI Shares	FXI	$41.60	$38.47	$41.85 (on 1/2/2013)	$31.83 (on 6/25/2012)

The following graph is calculated as if the basket had an initial value of 10 on January 1, 2008 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the terms of the securities, such as the calculation of the basket return amount, nor does it attempt to show in any way your expected return on an investment in the securities.  The historical performance of the basket should not be taken as an indication of its future performance.

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Historical Information

The following tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the period from January 1, 2008 through January 30, 2013.  The closing values and closing prices, as applicable, on January 30, 2013, were (i) in the case of the SPX Index, 1,501.96, (ii) in the case of the RTY Index, 896.91, (iii) in the case of the EEM Shares, $44.13, (iv) in the case of the EFA Shares, $59.20 and (v) in the case of the FXI Shares, $41.60.  The related graphs set forth the daily closing values and closing prices, as applicable, for each of the basket components in the same period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter(through January 30, 2013)	1,507.84	1,457.15	1,501.96

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Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter(through January 30, 2013)	907.31	872.60	896.91

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iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2008
First Quarter	50.37	42.16	44.79
Second Quarter	51.71	44.47	45.24
Third Quarter	44.43	31.55	34.17
Fourth Quarter	34.58	18.26	24.97
2009
First Quarter	27.10	19.94	24.81
Second Quarter	34.64	25.63	32.23
Third Quarter	39.28	30.74	38.91
Fourth Quarter	42.07	37.57	41.50
2010
First Quarter	43.20	36.83	42.12
Second Quarter	43.98	36.17	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.78	47.64
2011
First Quarter	48.67	44.60	48.67
Second Quarter	50.20	45.50	47.60
Third Quarter	48.48	34.95	35.10
Fourth Quarter	42.76	34.36	37.94
2012
First Quarter	44.75	38.23	42.95
Second Quarter	43.55	36.69	39.14
Third Quarter	42.37	37.42	41.33
Fourth Quarter	44.35	40.16	44.35
2013
First Quarter (through January 30, 2013)	45.20	43.85	44.13

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iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.70
Fourth Quarter	57.28	52.66	55.30
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.75
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.89
Second Quarter	55.53	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter	56.86	51.95	56.86
2013
First Quarter (through January 30, 2013)	59.20	56.90	59.20

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iShares® FTSE China 25 Index Fund (CUSIP: 464287184)	High ($)	Low ($)	Period End ($)
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter	44.59	37.01	39.13
Third Quarter	42.85	38.73	42.82
Fourth Quarter	47.93	42.20	43.09
2011
First Quarter	44.96	41.16	44.96
Second Quarter	46.40	41.11	42.95
Third Quarter	43.31	30.83	30.83
Fourth Quarter	38.95	29.75	34.87
2012
First Quarter	40.48	35.15	36.63
Second Quarter	38.34	31.83	33.67
Third Quarter	35.29	32.09	34.60
Fourth Quarter	40.45	34.91	40.45
2013
First Quarter (through January 30, 2013)	41.86	40.56	41.60

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Enhanced Trigger Jump Securities Based on a Basket of Two Equity Indices and Three Exchange-Traded Funds due February 6, 2017

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:
If the scheduled valuation date is not an index business day or trading day, as applicable, for any basket component or if a market disruption event occurs with respect to any basket component on that day so that the valuation date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

LASERS:	All references to “LASERS” or related terms in the accompanying product supplement for LASERS shall be deemed to refer to Enhanced Trigger Jump Securities when read in conjunction with this document.
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the LASERS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for LASERS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States

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Federal Taxation” in the accompanying product supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the constructive ownership rule and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for LASERS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for LASERS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures or options contracts on the basket components or component stocks of the SPX Index, the RTY Index, the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® or the FTSE China 25 Index listed on major securities markets.  Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by taking positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the SPX Index, the RTY Index, the MSCI Emerging Markets IndexSM, the MSCI EAFE Index® or the FTSE China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the basket and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds),

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PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or

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that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of   $0.30 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for LASERS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for LASERS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for LASERS and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for LASERS dated August 17, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for LASERS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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